UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 20, 2018

12 ReTech Corporation

(Exact name of registrant as specified in its charter)

Nevada	333-201319	38-3954047
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

701 S. Carson Street

Suite 200

Carson City, Nevada 89701

Tel: 530-539-4329

(Address of principal executive offices, including Zip Code)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

1. On August 20, 2018, The Company’s wholly owned subsidiary Emotion Fashion Group, Inc. (“EFG”) entered into a 4-year Exclusive Distribution Agreement that became effective as of August 24, 2018 with Global Outlets Group. The Exclusive Distribution Agreement states that Global Outlets Group will purchase and resell EFG’s Lexi-Luu Dancewear in certain markets in Asia including Taiwan, Hong Kong, Macao, China and Vietnam.

The Agreement opens up new markets for the Company to sell its American Made products in territories that it had never sold its products before. Under the terms of the Agreement, Global Outlets Group and EFG will each earn 50% of the gross profit from each sale made in the exclusive territories and Global Outlets Group has committed to minimum annual purchases of products under the following schedule:

Year 1	$1,000,000

(If Global Outlets Group does not order $1 million in the first year, any unpurchased amounts above $500,000 will be added to the second year’s commitment)

Year 2	$3,500,000
Year 3	$6,000,000
Year 4	$10,000,000
TOTAL	$20,500,000

The Company has mitigated the risks of collecting payments overseas under this Agreement because Global Outlets Group is a U.S. company. In addition, EFB will receive a 50% down payment when purchase orders are placed with the balance to be paid upon transfer of ownership of merchandise to Global Outlets Group.

2. Effective August 27, 2017 12 ReTech Corporation executed a Non-Exclusive Advisory Service Agreement with BMA Securities, LLC (“BMA”) that was executed on June 15, 2015 but not effective at that time.

BMA, located in California, USA is a FINRA licensed broker/dealer and investment bank that under the Agreement will provide advisory services to the Company to source acquisitions, build investor awareness and raise capital among other things

For these services BMA will earn upon signing 3.5 million newly issued restricted common stock of the Company.

3.Effective August 14, 2018 12 ReTech Corporation executed an Agreement with StockVest whereby StockVest will provide advertising, promotional and marketing services. The contract term is August 20, 2018 to November 20, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2018

12 Retech Corporation

/s/ Angelo Ponzetta
By:	Angelo Ponzetta
Its:	Chief Executive Officer